EXHIBIT 99.1
FOR IMMEDIATE RELEASE
Contacts:
Raymond A. Low
Chief Financial Officer
(510) 683-5900

Leslie Green
Green Communications Consulting, LLC
(650) 312-9060

AXT, Inc. Announces Third Quarter 2011 Financial Results

•	Q3 FY 2011 Net Revenues: $28.3 million

•	Q3 FY 2011 GAAP Gross Margin: 43.2 percent

•	Q3 FY 2011 GAAP Net Income: $6.5 million; $0.19 per share (diluted)

FREMONT, Calif., Oct 26, 2011 – AXT, Inc. (NasdaqGS: AXTI), a leading manufacturer of compound semiconductor substrates, today reported financial results for the third quarter ended September 30, 2011.

Third Quarter 2011 Results
Revenue for the third quarter of 2011 was $28.3 million, down 5.7 percent from $30.0 million in the second quarter of 2011, and up 5.6 percent from $26.8 million in the third quarter of 2010.

Total gallium arsenide (GaAs) substrate revenue was $18.7 million for the third quarter of 2011, compared with $18.0 million in the second quarter of 2011, and $19.2 million in the third quarter of 2010. Indium phosphide (InP) substrate revenue was $1.5 million for the third quarter of 2011, compared with $1.6 million in the second quarter of 2011, and $1.0 million in the third quarter of 2010. Germanium (Ge) substrate revenue was $3.0 million for the third quarter of 2011 compared with $2.7 million in the second quarter of 2011 and $2.3 million in the third quarter of 2010. Raw materials sales were $5.1 million for the third quarter of 2011, compared with $7.7 million in the second quarter of 2011 and $4.4 million in the third quarter of 2010.

Gross margin was 43.2 percent of revenue for the third quarter of 2011. By comparison, gross margin in the second quarter of 2011 was 46.7 percent of revenue. Gross margin was 39.3 percent of revenue for the third quarter of 2010.

AXT, Inc. 4281 Technology Drive Fremont, CA 94538 Tel: 510.683.5900 Fax: 510.353.0668 www.axt.com.

AXT, Inc. Announces Third Quarter 2011 Results
Oct 26, 2011

Operating expenses were $4.2 million in the third quarter of 2011, compared with $4.4 million in the second quarter of 2011. Operating expenses in the third quarter of 2010 were $3.8 million.

Income from operations for the third quarter of 2011 was $8.1 million compared with income from operations of $9.6 million in the second quarter of 2011, and income from operations of $6.7 million in the third quarter of 2010.

Net interest and other income for the third quarter of 2011 was $459,000, which included a foreign exchange gain of $180,000. This compares with net interest and other income of $519,000 in the second quarter of 2011, which included a foreign exchange gain of $65,000, and net interest and other income of $468,000 in the third quarter of 2010, which included a foreign exchange gain of $210,000.

Net income in the third quarter of 2011 was $6.5 million or $0.19 per diluted share compared with net income of $7.1 million or $0.21 per diluted share in the second quarter of 2011, and with a net income of $5.6 million or $0.17 per diluted share in the third quarter of 2010.

Management Qualitative Comments
“The current environment is presenting both great challenges and great opportunities for AXT,” said Morris Young, chief executive officer.  “While we are heading into a challenging quarter, we believe that we have established a solid foundation to build upon when markets improve. In all of our key markets, we are in a great competitive position and are actively engaged with new potential customers that can help us to broaden and deepen our footprint in the markets we serve.  Our engineering, manufacturing and operations teams continue to execute well against our goals to provide a broad portfolio of high-quality products and strong customer support.  Further, we have a solid business model that is allowing us to weather near-term weakness, while generating cash and delivering profitability.  We believe that these factors will provide tremendous opportunity for us as the demand environment improves.”

Outlook for Fourth Quarter, Ending December 31, 2011
AXT estimates revenue for the fourth quarter for 2011 will be between $20 million and $23 million. The company estimates that net income per share will be between $0.08 and $0.12, which takes into account our weighted average share count of approximately 33.2 million shares.

Conference Call
The company will also host a conference call to discuss these results on October 26, 2011 at 1:30 p.m. PDT. The conference call can be accessed at (719) 325-4929 (passcode 8433592). The call will also be simulcast on the Internet at www.axt.com. Replays will be available at (719) 457-0820 (passcode 8433592) until November 3, 2011. Financial and statistical information to be discussed in the call will be available on the company’s website immediately prior to commencement of the call. Additional investor information can be accessed at http://www.axt.com or by calling the company’s Investor Relations Department at (510) 683-5900.

About AXT, Inc.
AXT designs, develops, manufactures and distributes high-performance compound and single element semiconductor substrates comprising gallium arsenide (GaAs), indium phosphide (InP) and germanium (Ge) through its manufacturing facilities in Beijing, China.  In addition, AXT maintains its sales, administration and customer service functions at its headquarters in Fremont, California.  The company’s substrate products are used primarily in lighting display applications, wireless communications, fiber optic communications and solar cell. Its vertical gradient freeze (VGF) technique for manufacturing semiconductor substrates provides significant benefits over other methods and enabled AXT to become a leading manufacturer of such substrates. AXT has manufacturing facilities in China and invests in joint ventures in China producing raw materials. For more information, see AXT’s website at http://www.axt.com.

AXT, Inc. Announces Third Quarter 2011 Results
Oct 26, 2011

Safe Harbor Statement

The foregoing paragraphs contain forward-looking statements within the meaning of the Federal Securities laws, including statements regarding our outlook for the fourth quarter of 2011, the current and long-term growth and trends in the demand for our products, our progress in our strategic plans, and the positioning of the company.  These forward-looking statements are based upon specific assumptions that are subject to uncertainties and factors relating to the company’s operations and business environment, which could cause actual results of the company to differ materially from those expressed or implied in the forward-looking statements contained in the foregoing discussion. These uncertainties and factors include but are not limited to: overall conditions in the markets in which the company competes; global financial conditions and uncertainties; market acceptance and demand for the company’s products; the impact of factory closures or other events causing delays by our customers on the timing of sales of our products; and other factors as set forth in the company’s annual report on Form 10-K and other filings made with the Securities and Exchange Commission.  Each of these factors is difficult to predict and many are beyond the company’s control. The company does not undertake any obligation to update any forward-looking statement, as a result of new information, future events or otherwise.

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FINANCIAL TABLES TO FOLLOW

AXT, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010

Revenue	$28,305	$26,809	$82,902	$68,627
Cost of revenue	16,068	16,278	45,979	42,829
Gross profit	12,237	10,531	36,923	25,798

Operating expenses:
Selling, general and administrative	3,555	3,347	10,959	9,805
Research and development	612	462	1,816	1,428
Total operating expenses	4,167	3,809	12,775	11,233
Income from operations	8,070	6,722	24,148	14,565
Interest income, net	103	26	259	16
Other income, net	356	442	443	2,077

Income before provision for income taxes	8,529	7,190	24,850	16,658
Provision for income taxes	667	871	2,633	1,677
Net income	7,862	6,319	22,217	14,981

Less: Net income attributable to noncontrolling interest	(1,378)	(680)	(4,463)	(1,227)
Net income attributable to AXT, Inc.	$6,484	$5,639	$17,754	$13,754

Net income attributable to AXT, Inc. per common share:
Basic	$0.20	$0.18	$0.55	$0.44
Diluted	$0.19	$0.17	$0.53	$0.42

Weighted average number of common shares outstanding:
Basic	31,944	30,944	31,832	30,853
Diluted	33,126	32,509	33,140	32,170

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AXT, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, in thousands)

	September 30,	December 31,
	2011	2010
Assets:
Current assets
Cash and cash equivalents	$24,401	$23,724
Short-term investments	14,758	17,251
Accounts receivable, net	21,990	23,076
Inventories, net	44,335	35,986
Prepaid expenses and other current assets	7,155	4,090
Total current assets	112,639	104,127

Property, plant and equipment, net	31,619	24,240
Other assets	16,781	11,884

Total assets	$161,039	$140,251

Liabilities and stockholders' equity:
Current liabilities
Accounts payable	$6,598	$7,094
Accrued liabilities	7,077	7,745
Total current liabilities	13,675	14,839

Other long-term liabilities	4,545	5,608
Total liabilities	18,220	20,447

Stockholders' equity:
Preferred stock	3,532	3,532
Common stock	191,328	190,053
Accumulated deficit	(64,723)	(82,477)
Other comprehensive income	5,530	4,652
Total AXT, Inc. stockholders' equity	135,667	115,760

Noncontrolling interest	7,152	4,044
Total stockholders' equity	142,819	119,804

Total liabilities and stockholders' equity	$161,039	$140,251